Exhibit 4.2

Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation (“DTC”), to Ally Financial Inc. or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or such other name as requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

No. [__]

CUSIP No.: 02005N BS8

ISIN No.: US02005NBS80

6.700% Subordinated Note due 2033

Ally Financial Inc.

promises to pay to Cede & Co. or registered assigns,

the principal sum of [__________] MILLION DOLLARS ($[_____],000,000) on February 14, 2033.

Interest Payment Dates: February 14 and August 14 (or, if any such day is not a Business Day (as defined on the reverse side of this note), the next succeeding Business Day), commencing on August 14, 2023.

Record Dates: The calendar day immediately preceding the relevant interest payment date.

Dated: February 13, 2023

[ADDITIONAL PROVISIONS OF THIS NOTE ARE SET FORTH ON THE REVERSE SIDE OF THIS NOTE]

WITNESS THE SEAL OF THE COMPANY AND THE SIGNATURES OF ITS DULY AUTHORIZED OFFICERS.

ALLY FINANCIAL INC.

By:
Name:	David J. DeBrunner
Title:	Vice President, Chief Accounting Officer and Controller

By:
Name:	Jeffrey A. Belisle
Title:	Corporate Secretary

Dated: February 13, 2023

[Signature Page to Subordinated Note]

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

THIS IS ONE OF THE SECURITIES OF THE SERIES DESIGNATED THEREIN REFERRED TO IN THE WITHIN-MENTIONED INDENTURE.

THE BANK OF NEW YORK MELLON, AS TRUSTEE

By:
Authorized Signatory

Dated: February 13, 2023

[Signature Page to Subordinated Note]

[REVERSE SIDE OF NOTE]

6.700% Subordinated Note due 2033

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

Ally Financial Inc., a Delaware corporation (hereinafter called the “Company”, which term includes any successor under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., or its registered assigns, the principal sum of [__________] MILLION DOLLARS ($[_____],000,000) at the office or agency of the Company for such purpose in the Borough of Manhattan, The City of New York, on February 14, 2033, in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, and to pay interest on said principal sum at the rate of 6.700% per annum at the office or agency of the Company for such purpose in the Borough of Manhattan, The City of New York, in like coin or currency on February 14 and August 14 (each, an “Interest Payment Date”) of each year, beginning on August 14, 2023. Such interest will accrue from and including February 13, 2023, or the most recent Interest Payment Date (whether or not such Interest Payment Date was a Business Day (as defined below)) for which interest had been paid or duly provided for to but excluding the relevant Interest Payment Date. The first payment to be made on August 14, 2023, is in respect of the period from and including February 13, 2023, to but excluding August 14, 2023. The interest so payable on any Interest Payment Date will, subject to certain exceptions provided in the Indenture referred to below, be paid to the person in whose name this 6.700% Subordinated Note (as defined below) is registered at the close of business on the calendar day immediately preceding such Interest Payment Date. At the option of the Company, interest may be paid by check to the registered holder hereof entitled thereto at his last address as it appears on the registry books, and principal may be paid by check to the registered holder hereof or other person entitled thereto against surrender of this 6.700% Subordinated Note.

If an Interest Payment Date falls on a day that is not a Business Day, the interest payment will be postponed to the next succeeding Business Day, with the same force and effect as if made on the date such payment was due, and no interest will accrue as a result of such delay.

“Business Day” is any day which is not a Saturday or Sunday or a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

This 6.700% Subordinated Note is not a savings or a deposit account or other obligation of any bank and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

This 6.700% Subordinated Note is one of a duly authorized issue of subordinated debentures, notes, bonds or other evidences of indebtedness of the Company (hereinafter called the “Securities”) of the series hereinafter specified, all issued or to be issued under and pursuant to an indenture dated as of November 20, 2015 (as may be supplemented from time to time, herein called the “Indenture”), duly executed and delivered by the Company to The Bank of New York Mellon (herein called the “Trustee”, which term includes any successor trustee under the Indenture), to which the Indenture and all indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company and the Holders of the Securities. The terms of this 6.700% Subordinated Note include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. This 6.700% Subordinated Note is subject to all such terms, and Holders are referred to the Indenture and the Trust Indenture Act for a statement of all such terms. To the extent permitted by applicable law, in the event of any inconsistency between the terms of this 6.700% Subordinated Note and the terms of the Indenture, the terms of this 6.700% Subordinated Note shall control. The Securities may be issued in one or more series, which different series may be issued in various aggregate principal amounts, may mature at different times, may bear interest (if any) at different rates, may be subject to different redemption provisions (if any), and may otherwise vary as in the Indenture provided. This 6.700% Subordinated Note represents all of the Company’s 6.700% Subordinated Notes due 2033 (CUSIP: 02005N BS8) registered with the United States Securities and Exchange Commission (the “6.700% Subordinated Notes”, which term shall include any Additional Notes (as defined below)), limited in initial issuance to the aggregate principal amount of $500,000,000. The 6.700% Subordinated Notes will bear interest, calculated on the basis of a 360-day year consisting of twelve 30-day months.

The 6.700% Subordinated Notes are in registered book-entry form without coupons in initial denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The 6.700% Subordinated Notes do not have the benefit of a sinking fund.

The 6.700% Subordinated Notes will be redeemable at the Company’s option, (i) in whole or in part, at any time and from time to time, on or after November 16, 2032 (the date that is 90 days prior to the maturity date) or (ii) in whole, but not in part, at any time within 90 days following a Regulatory Capital Treatment Event, in each case, at a redemption price equal to 100% of the aggregate principal amount of the 6.700% Subordinated Notes being redeemed, plus accrued and unpaid interest thereon, if any, to, but excluding, the redemption date.

If the Company redeems 6.700% Subordinated Notes at its option, then (a) notwithstanding the foregoing, installments of interest on the 6.700% Subordinated Notes that are due and payable on any Interest Payment Date falling on or prior to a redemption date for the 6.700% Subordinated Notes will be payable on that Interest Payment Date to the registered holders thereof as of the close of business on the relevant record date according to the terms of the 6.700% Subordinated Notes and the Indenture and (b) the redemption price will, if applicable, be calculated on the basis of a 360-day year consisting of twelve 30-day months.

A “Regulatory Capital Treatment Event” means the good faith determination by the Company that, as a result of (i) any amendment to, or change in, the laws, rules or regulations of the United States (including, for the avoidance of doubt, any agency or instrumentality of the United States, including the Federal Reserve (as defined in the Indenture) and other appropriate federal bank regulatory agencies) or any political subdivision of or in the United States that is enacted or becomes effective after the date of original issuance of the notes, (ii) any proposed change in those laws, rules or regulations that is announced or becomes effective after the date of original issuance of the notes, or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws, rules or regulations or policies with respect thereto that is announced after the date of original issuance of the 6.700% Subordinated Notes, there is more than an insubstantial risk that the Company will not be entitled to treat the 6.700% Subordinated Notes then outstanding as Tier 2 Capital (as defined in the Indenture) (or its equivalent) for purposes of the capital adequacy rules of the Federal Reserve (or, as and if applicable, the capital adequacy rules or regulations of any successor appropriate federal banking agency) as then in effect and applicable, for so long as the 6.700% Subordinated Notes are outstanding, to at least the same extent as of the date of original issuance of the 6.700% Subordinated Notes.

“Appropriate federal banking agency” means the “appropriate federal banking agency” with respect to the Company, as that term is defined in Section 3(q) of the Federal Deposit Insurance Act or any successor provision.

Notice of any redemption will be mailed at least 10 days but not more than 60 days before the redemption date to each Holder of the 6.700% Subordinated Notes to be redeemed. Unless the Company defaults in payment of the redemption price, on or after the redemption date, interest will cease to accrue on the 6.700% Subordinated Notes called for redemption.

If less than all of the 6.700% Subordinated Notes are to be redeemed, the Trustee shall select by lot the 6.700% Subordinated Notes to be redeemed, provided that as long as the 6.700% Subordinated Notes are issued in registered global form held by DTC (or another Depositary), the redemption of the 6.700% Subordinated Notes shall be done in accordance with the policies and procedures of the Depositary, which may be made on a pro rata pass-through distribution of principal basis. Only 6.700% Subordinated Notes in amounts of $2,000 and integral multiples of $1,000 in excess thereof (provided that the unredeemed portion of such 6.700% Subordinated Notes redeemed in part will not be less than $2,000) will be redeemed. If 6.700% Subordinated Notes are to be redeemed in part only, the notice of redemption that relates to such 6.700% Subordinated Notes will state the portion of the principal amount of the 6.700% Subordinated Notes to be redeemed, and a new note in a principal amount equal to the unredeemed portion of such 6.700% Subordinated Notes will be issued in the name of the holder of such 6.700% Subordinated Notes upon surrender for cancellation of the original 6.700% Subordinated Notes.

In addition to the covenants of the Company set forth in the Indenture, the Company agrees that (each an “Additional Covenant”):

(a) the Company shall not, and shall not permit any of its subsidiaries to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of 6.700% Subordinated Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the 6.700% Subordinated Notes unless such consideration is offered to be paid or agreed to be paid to all Holders of the 6.700% Subordinated Notes which so consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

In case an Event of Default, as defined in the Indenture, with respect to the 6.700% Subordinated Notes shall have occurred and be continuing, the principal hereof may be declared, and upon such declaration shall become, due and payable in the manner, with the effect and subject to the conditions provided in the Indenture. For the avoidance of doubt, the conditions to such a declaration upon the occurrence of an Event of Default described in the immediately preceding sentence shall be the same as the conditions for such a declaration upon the occurrence of an Event of Default pursuant to clauses (a) and (b) of Section 6.01 of the Indenture. Holders of the 6.700% Subordinated Notes shall vote as a separate class with respect to any defaults (as defined in Section 6.02 of the Indenture) or remedies relating thereto as a result of any covenants, obligations, or provisions affecting only the 6.700% Subordinated Notes, including the Additional Covenants.

The Indenture contains provisions permitting the Company and the Trustee, with the consent of the Holders of not less than 662/3% in aggregate principal amount of the Securities at the time outstanding (as defined in the Indenture) of all series to be affected by the execution of such supplemental indentures referred to in this sentence (voting as one class), evidenced as in the Indenture provided, to execute supplemental indentures adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture or modifying in any manner the rights of the Holders of the Securities of each such series; provided that no such supplemental indenture shall (i) extend the fixed maturity of any Securities, or reduce the principal amount thereof or premium, if any, or reduce the rate or extend the time of payment of interest thereon, without the consent of the Holder of each Security so affected, (ii) reduce the aforesaid percentage of Securities, the consent of the Holders of which is required for any such supplemental indenture, without the consent of the Holders of all Securities then outstanding or (iii) make any change to the provisions of Article 16 of the Indenture that would adversely affect the Holders without the consent of the Holder of each Security so affected. Any such consent or waiver by the Holder of this 6.700% Subordinated Note shall be conclusive and binding upon such Holder and upon all future Holders of this 6.700% Subordinated Note and of any 6.700% Subordinated Note issued upon the registration of transfer hereof, or in lieu hereof, whether or not notation for such consent or waiver is made upon this 6.700% Subordinated Note.

Holders of the 6.700% Subordinated Notes shall vote as a separate class with respect to amendments, modifications or waivers affecting only the 6.700% Subordinated Notes, including amendments, modifications or waivers with respect to the Additional Covenants. Holders of 6.700% Subordinated Notes that contain redemption or mandatory redemption provisions shall vote as a separate class with respect to amendments, modifications or waivers that affect only such provisions. Holders of Securities that are not 6.700% Subordinated Notes, or, with respect to redemption or mandatory redemption provisions, that do not have such provisions, shall not have any voting rights with respect to such matters.

No reference herein to the Indenture and no provision of this 6.700% Subordinated Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this 6.700% Subordinated Note at the place, at the respective times, at the rate, and in the coin or currency, herein prescribed.

The Company may from time to time, without notice to or the consent of the registered holders of the 6.700% Subordinated Notes, create and issue additional notes (the “Additional Notes”) ranking pari passu with the 6.700% Subordinated Notes in all respects (or in all respects except for the payment of interest accruing prior to the issue date of such Additional Notes or except for the first payment of interest following the issue date of such Additional Notes). Such Additional Notes may be consolidated and form a single series with the 6.700% Subordinated Notes and have the same terms as to status, redemption or otherwise as the 6.700% Subordinated Notes, provided that if such Additional Notes of a series are not fungible with the 6.700% Subordinated Notes for U.S. federal income tax purposes, such Additional Notes will have a separate CUSIP number.

The 6.700% Subordinated Notes are subordinated and junior in right of payment to the Company’s obligations under its Senior Indebtedness (as defined in the Indenture) on the terms and subject to the conditions set forth in the Indenture. To the extent provided in the Indenture, all obligations of the Company to holders of Senior Indebtedness must be paid in full before any payment may be made to the Holders of the 6.700% Subordinated Notes. The Company agrees, and each Holder by accepting an 6.700% Subordinated Note agrees, to the subordination provisions contained in the Indenture and authorizes the Trustee to give them effect. In the event of any inconsistency between the foregoing and the terms of the Indenture, the terms of Indenture shall control.

Upon due presentment for registration of transfer of this 6.700% Subordinated Note at the office or agency designated and maintained by the Company for such purpose in the Borough of Manhattan, The City of New York, pursuant to the provisions of the Indenture, a new 6.700% Subordinated Note for an equal aggregate principal amount will be issued to the transferee in exchange therefor, subject to the limitations provided in the Indenture, without charge except for any tax or other governmental charge imposed in connection therewith.

The Company, the Trustee and any authorized agent of the Company or the Trustee may deem and treat the Holder in whose name this 6.700% Subordinated Note is registered upon the books of the Company to be, and may treat such Holder as, the absolute owner of this 6.700% Subordinated Note (whether or not this 6.700% Subordinated Note shall be overdue and notwithstanding any notation of ownership or other writing hereon), for the purpose of receiving payment of, or on account of, the principal hereof (and premium, if any) and interest hereon, and for all other purposes, and neither the Company nor the Trustee nor any authorized agent of the Company or the Trustee shall be affected by any notice to the contrary.

No recourse under or upon any obligation, covenant or agreement in the Indenture or any indenture supplemental thereto or in any Security, or because of any indebtedness evidenced thereby, shall be had against any incorporator, or against any past, present or future stockholder, officer or director, as such, of the Company or of any successor corporation, either directly or through the Company or any successor corporation, under any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise, all such liability being expressly waived and released by the acceptance hereof and as part of the consideration for the issue hereof.

This 6.700% Subordinated Note is governed by and construed in accordance with the laws of the State of New York without giving effect to the choice of law provisions thereof.

This 6.700% Subordinated Note shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been signed by the Trustee under the Indenture.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture.

ASSIGNMENT FORM

FOR VALUE RECEIVED the undersigned hereby sells,

assigns and transfers unto

PLEASE INSERT SOCIAL SECURITY OR OTHER

    IDENTIFYING NUMBER OF ASSIGNEE

Please print or typewrite name and address including postal zip code of assignee the within 6.700% Subordinated Note of Ally Financial Inc. and hereby irrevocably constitutes and appoints
___________________________________________________ attorney to transfer said 6.700% Subordinated Note on the books of the within-named Company, with full power of substitution in the premises.

Dated: ____________

SIGN HERE

NOTICE: THE SIGNATURE OF THIS ASSIGNMENT MUST CORRESPOND WITH THE NAME AS WRITTEN UPON THE FACE OF THE WITHIN INSTRUMENT IN EVERY PARTICULAR WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATEVER.

SIGNATURE GUARANTEED

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE

The initial outstanding principal amount of this Global Note is $[__________]. The following exchanges of a part of this Global Note for an interest in another Global Note or for a Certificated Note, or exchanges of a part of another Global or Certificated Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of Increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized officer of Trustee or Custodian